Exhibit 5.1

July 21, 2023

Harrow Health, Inc.

102 Woodmont Blvd., Suite 610

Nashville, Tennessee 37205

Re:	Harrow Health, Inc.

Ladies and Gentlemen:

We have acted as special securities counsel to Harrow Health, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of the Registration Statement on Form S-3 (Registration No. 333-265244), including the prospectus which forms a part thereof (the “Base Prospectus”) and the prospectus supplement dated July 18, 2023 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), relating to the sale by the Company of 3,887,324 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (including 507,042 Shares issued upon the exercise in full of the option to purchase additional shares of the Company’s common stock granted under the Underwriting Agreement, dated July 18, 2023, by and between the Company and B. Riley Securities, Inc., as representative of the several underwriters listed on Schedule A thereto (the “Underwriters”), to the Underwriters).

In connection with this opinion, we have examined and relied upon such records, documents and other instruments as in our judgment are necessary and appropriate in order to express the opinions hereinafter set forth and have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

In rendering the following opinions, we express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware and the federal law of the United States to the extent specifically referred to herein. All opinions expressed are as of the date hereof except where expressly stated otherwise

Based upon the foregoing, we are of the opinion that the Shares, when issued and sold in the manner and on the terms described in the Prospectus, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K and further consent to the reference to us under the caption “Legal Matters” in the Prospectus and the Prospectus Supplement. This consent is not to be construed as an admission that we are a party whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

HOLLAND & KNIGHT LLP

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